ALTRIA REPORTS 2013 FOURTH-QUARTER AND FULL-YEAR RESULTS;
DELIVERS FULL-YEAR ADJUSTED DILUTED EPS GROWTH OF 7.7%

▪	Altria’s 2013 fourth-quarter reported diluted earnings per share (EPS) decreased 56.4% to $0.24, as comparisons were affected by special items.

▪	Altria’s 2013 fourth-quarter adjusted diluted EPS, which excludes the impact of special items, increased 3.6% to $0.57.

▪	Altria’s 2013 full-year reported diluted EPS increased 9.7% to $2.26, as comparisons were affected by special items.

▪	Altria’s 2013 full-year adjusted diluted EPS, which excludes the impact of special items, grew 7.7% to $2.38.

▪
Altria forecasts its 2014 full-year reported diluted EPS to be in the range of $2.51 to $2.58, and 2014 full-year adjusted diluted EPS to be in the range of $2.52 to $2.59, representing a growth rate of 6% to 9% from an adjusted diluted EPS base of $2.38 in 2013.

RICHMOND, Va. - January 30, 2014 - Altria Group, Inc. (Altria) (NYSE: MO) today announced its 2013 fourth-quarter and full-year business results and provided its guidance for 2014 full-year reported and adjusted diluted EPS.
“Altria delivered another year of strong results for its shareholders in 2013,” said Marty Barrington, Chairman and Chief Executive Officer of Altria. “Altria grew its full-year adjusted diluted earnings per share by 7.7% on the strength of its diverse business model and solid performance by its core businesses. Higher pricing and our operating companies’ brand-building activities contributed to operating companies income growth in all three of our reportable segments.”
“Altria also took important steps toward future growth in e-vapor and other innovative products for adult tobacco consumers,” said Mr. Barrington. “MarkTen is performing well in the e-vapor category, including its expanded test market in Arizona. Further, we believe our agreements with Philip Morris International create the foundation for commercializing our e-vapor products abroad and opportunities to expand our portfolio of innovative products in the U.S.”
Conference Call
As previously announced, a conference call with the investment community and news media will be webcast on January 30, 2014, at 9:00 a.m. Eastern Time. Access to the webcast is available at altria.com.

6601 West Broad Street, Richmond VA 23260

Cost Management
In the fourth quarter of 2013, Altria successfully completed a cost reduction program, announced in October 2011, for its tobacco and service company subsidiaries by delivering $400 million in annualized savings versus previously planned spending. Although the cost reduction program has concluded, Altria remains focused on productivity and cost management.
Cash Returns to Shareholders - Dividends and Share Repurchase Program
In December 2013, Altria’s Board of Directors (Board) declared a regular quarterly dividend of $0.48 per common share. The current annualized dividend rate is $1.92 per common share. As of January 24, 2014, Altria’s annualized dividend yield was 5.1%.
Altria expects to continue to return a large amount of cash to shareholders in the form of dividends by maintaining a dividend payout ratio target of approximately 80% of its adjusted diluted EPS. Future dividend payments remain subject to the discretion of the Board.
During the fourth quarter of 2013, Altria repurchased approximately 6.8 million shares of its common stock at an average price of $37.29 for a total cost of approximately $252 million. During the full year, Altria repurchased 16.7 million shares at an average price of $36.05 for a total cost of approximately $600 million.
Altria has approximately $457 million remaining in the current $1 billion program, which it expects to complete by the end of the third quarter of 2014. The timing of share repurchases depends upon marketplace conditions and other factors. The program remains subject to the discretion of the Board.
Capital Markets Activities - Fourth Quarter 2013
During the fourth quarter of 2013, Altria took several steps to enhance its capital structure. In October, Altria issued $3.2 billion in debt, consisting of $1.4 billion aggregate principal amount of new senior unsecured 4.0% notes due in 2024 and $1.8 billion aggregate principal amount of new senior unsecured 5.375% notes due in 2044.
In November, Altria completed a tender offer in which it purchased $2.1 billion aggregate principal amount of certain of its senior unsecured notes. This transaction resulted in a pre-tax charge of approximately $1.1 billion against fourth-quarter earnings, reflecting the loss on early extinguishment of debt. Altria also repaid approximately $1.5 billion in senior unsecured notes that matured in November 2013.
As a result of its capital markets activities, Altria reduced its weighted average coupon interest rate to 5.9% at year-end 2013 from 7.2% at year-end 2012.
Innovative Products
During the fourth quarter of 2013, Altria and its companies continued developing and commercializing innovative products for adult tobacco consumers. Nu Mark LLC (Nu Mark) expanded its MarkTen e-cigarettes test market from Indiana to Arizona in December. MarkTen has achieved strong distribution and effective trial generation in Arizona to date.
As previously announced in December 2013, Altria subsidiaries executed strategic agreements with Philip Morris International Inc. (PMI) subsidiaries to license and distribute e-vapor and other innovative products. Under these agreements, Altria is providing PMI with an exclusive license to commercialize Altria’s e-vapor products internationally, while PMI is providing Altria exclusive rights to two of its innovative next-generation products for commercialization in the U.S. The parties have also agreed to cooperate on scientific assessment, regulatory engagement and sharing of improvements regarding these products.
2014 Full-Year Guidance
Altria’s core tobacco businesses are positioned to deliver strong income growth through their leading premium brands. Altria also expects its 2014 earnings will benefit from lower interest expense, a lower effective tax rate and a reduction in shares from the current share repurchase program. However, Altria plans to continue making disciplined and incremental investments to build its e-vapor business and expects continued variability in gains from asset sales at Philip Morris Capital Corporation (PMCC). Finally, although some economic indicators are improving, adult tobacco consumers continue to face challenges.
Altria thus forecasts that 2014 full-year reported diluted EPS will be in the range of $2.51 to $2.58, which reflects estimated SABMiller plc (SABMiller) special items. Altria also forecasts its guidance for 2014 full-year adjusted diluted EPS, which excludes the special items shown in Table 1, will be in a range of $2.52 to $2.59, representing a growth rate of 6% to 9% from an adjusted diluted EPS base of $2.38 in 2013.

The factors described in the Forward-Looking and Cautionary Statements section of this release represent continuing risks to this forecast. Reconciliations of full-year adjusted to reported diluted EPS are shown in Table 1.

Table 1 - Altria’s Full-Year Earnings Per Share Guidance
	Full Year
	2014 Guidance			2013	Change
Reported diluted EPS	$2.51	to	$2.58	$2.26	11%	to	14%
NPM Adjustment Items [1]			—	(0.21)
Tobacco and health judgments			—	0.01
SABMiller special items			0.01	0.01
Loss on early extinguishment of debt			—	0.34
Tax items			—	(0.03)
Adjusted diluted EPS	$2.52	to	$2.59	$2.38	6%	to	9%
1 Reflects the impact of Philip Morris USA Inc.’s (PM USA) settlement with certain states of the non-participating manufacturer (NPM) adjustment disputes for 2003-2012 (NPM Adjustment Settlement) and the diligent enforcement rulings of the arbitration panel presiding over the NPM adjustment dispute for 2003 (NPM Arbitration Panel Decision).

Altria expects that capital expenditures for 2014 will be in the range of $150 million to $200 million and that depreciation and amortization will be approximately $220 million.

ALTRIA GROUP, INC.
Altria reports its financial results, including diluted EPS, in accordance with U.S. generally accepted accounting principles (GAAP). Altria’s management reviews operating companies income (OCI), which is defined as operating income before corporate expenses and amortization of intangibles, to evaluate segment performance and allocate resources. Altria’s management also reviews OCI, operating margins and EPS on an adjusted basis, which excludes certain income and expense items that management believes are not part of underlying operations. These items may include, for example, loss on early extinguishment of debt, restructuring charges, SABMiller special items, certain PMCC leveraged lease items, certain tax items, tobacco and health judgments, and settlements of, and determinations made in, certain NPM adjustment disputes. Altria’s management does not view any of these special items to be part of Altria’s sustainable results as they may be highly variable and difficult to predict and can distort underlying business trends and results. Altria’s management also reviews income tax rates on an adjusted basis. Altria’s effective tax rate on operations may exclude certain tax items from its reported effective tax rate. Altria’s management believes that adjusted measures for OCI, operating margins and EPS, as well as the effective tax rate on operations, provide useful insight into underlying business trends and results and provide a more meaningful comparison of year-over-year results. Altria’s management uses adjusted measures internally for planning, forecasting and evaluating business and financial performance, including allocating resources and evaluating results relative to employee compensation targets. These adjusted financial measures are not consistent with GAAP, and should thus be considered as supplemental in nature and not considered in isolation or as a substitute for the related financial information prepared in accordance with GAAP. Reconciliations of adjusted measures to corresponding GAAP measures are provided in the release. Comparisons are to the corresponding prior-year period unless otherwise stated.
Altria’s reportable segments are smokeable products, manufactured and sold by PM USA and John Middleton Co. (Middleton); smokeless products, manufactured and sold by or on behalf of U.S. Smokeless Tobacco Company LLC (USSTC) and PM USA; and wine, produced and/or distributed by Ste. Michelle Wine Estates Ltd. (Ste. Michelle). Prior-period segment data have been recast to conform with the current-period segment presentation.
Altria’s net revenues decreased 2.6% to $6.1 billion for the fourth quarter of 2013, primarily due to lower net revenues from the smokeable products segment. For the full year, net revenues decreased 0.6% to $24.5 billion, primarily due to lower net revenues from the smokeable products segment, partially offset by higher net revenues from the smokeless products and wine segments, and higher gains on asset sales at PMCC. Altria’s revenues net of excise taxes decreased 1.3% to $4.4 billion for the fourth quarter and increased 0.9% to $17.7 billion for the full year of 2013.
Altria’s 2013 fourth-quarter reported diluted EPS decreased 56.4% to $0.24 primarily driven by the 2013 loss on early extinguishment of debt. Increased expenses related to innovative products also negatively affected reported diluted EPS for the quarter. These factors were partially offset by higher OCI in the smokeable products segment, the tax items discussed below and fewer shares outstanding. Altria’s fourth-quarter adjusted diluted EPS, which excludes the impact of the special items shown in Table 2, grew 3.6% to $0.57.
For the full year of 2013, Altria’s reported diluted EPS increased 9.7% to $2.26 primarily due to higher OCI in the smokeable products segment, which includes PM USA’s previously disclosed NPM Adjustment Items discussed below. A lower effective tax rate on operations, fewer shares outstanding and higher OCI in the smokeless products segment also contributed to higher reported diluted EPS for the year. These factors were partially offset by lower earnings from Altria’s equity investment in SABMiller and higher losses on early extinguishment of debt.
Altria’s adjusted diluted EPS, which excludes the special items shown in Table 2, increased 7.7% to $2.38 for the full year of 2013.

Table 2 - Altria’s Adjusted Results

	Fourth Quarter			Full Year
	2013	2012	Change	2013	2012	Change
Reported diluted EPS	$0.24	$0.55	(56.4)%	$2.26	$2.06	9.7%
NPM Adjustment Items [1]	—	—		(0.21)	—
Asset impairment, exit and implementation costs	0.01	—		—	0.01
Tobacco and health judgments	—	—		0.01	—
SABMiller special items	—	—		0.01	(0.08)
Loss on early extinguishment of debt	0.34	—		0.34	0.28
PMCC leveraged lease benefit	—	—		—	(0.03)
Tax items [2]	(0.02)	—		(0.03)	(0.03)
Adjusted diluted EPS	$0.57	$0.55	3.6%	$2.38	$2.21	7.7%
1 Includes the NPM Adjustment Settlement and the NPM Arbitration Panel Decision.
2 Excludes the tax impact of the PMCC leveraged lease benefit.

NPM Adjustment Items
NPM Adjustment Items affected comparisons of Altria’s full-year reported diluted EPS. For the full year, PM USA recorded a reduction to cost of sales of $664 million, or $0.21 per share, which included $519 million related to the NPM Adjustment Settlement and $145 million related to the NPM Arbitration Panel Decision (collectively, the NPM Adjustment Items). The EPS impact of the NPM Adjustment Items is shown in Table 2 and Schedule 7.
Loss on Early Extinguishment of Debt
Losses on early extinguishment of debt due to the debt tender offers in 2012 and 2013 affected comparisons of Altria’s fourth-quarter and full-year reported diluted EPS. During the fourth quarter of 2013 and the third quarter of 2012, Altria completed debt tender offers to purchase aggregate principal amounts of $2.1 billion and $2.0 billion, respectively, of certain of its senior unsecured notes. As a result of these debt tender offers, Altria recorded pre-tax charges on early extinguishment of debt of approximately $1.1 billion, or $0.34 per share, against 2013 fourth-quarter earnings and $874 million, or $0.28 per share, against 2012 third-quarter earnings. These charges are reflected in Schedules 1 and 3, and the EPS impacts are shown in Table 2 and Schedules 6 and 7.
SABMiller Special Items
Special items related to Altria’s equity investment in SABMiller affected comparisons of Altria’s full-year reported diluted EPS. Special items for the full year of 2013 included costs related to SABMiller’s “business capability programme,” its economic and social development program in South Africa and asset impairment charges, partially offset by gains related to divestitures.
For the full year of 2012, SABMiller special items included gains resulting from SABMiller’s strategic alliance transactions with Anadolu Efes and Castel, partially offset by costs for SABMiller’s

“business capability programme” and costs related to its acquisition of Foster’s Group Limited.
The EPS impact of these special items is shown in Table 2 and Schedule 7.
PMCC Leveraged Lease Benefit
Full-year comparisons of Altria’s reported diluted EPS were affected by a closing agreement (Closing Agreement) that Altria entered into with the Internal Revenue Service (IRS) in 2012. The agreement conclusively resolved the federal income tax treatment for all prior and future tax years of certain leveraged lease transactions entered into by PMCC. As a result of the Closing Agreement, Altria recorded a one-time net earnings benefit of $68 million during the second quarter of 2012 due primarily to lower than estimated interest on tax underpayments. The net benefit was recorded as a decrease of $75 million to the provision for income taxes and was partially offset by a reduction to cumulative lease earnings of $7 million against net revenues. The EPS impact of this one-time benefit is shown in Table 2 and Schedule 7.
Tax Items
     Tax items affected Altria’s fourth-quarter and full-year reported diluted EPS comparisons.  For the fourth quarter and full year of 2013, Altria recorded net tax benefits related to previously unrecognized tax credits and the reversal of tax accruals no longer required. Altria recorded tax items for 2012 primarily related to the reversal of tax reserves and associated interest following the closure of the IRS audit of Altria and its consolidated subsidiaries’ 2004-2006 tax years.  The 2013 and 2012 tax items are reflected in Schedules 1 and 3, “Provision for income taxes,” and the EPS impacts are shown in Table 2 and Schedules 6 and 7.
A reconciliation between the reported effective tax rate and the effective tax rate on operations for the fourth quarter and full year of 2013 is shown in the table below.

Table 3 - Altria’s 2013 Tax Rates

	Fourth Quarter	Full Year
Reported effective tax rate [1]	31.6%	34.7%
Tax benefits primarily due to the reversal of tax accruals no longer required	2.0	0.6
Net tax benefits related to previously unrecognized tax credits	3.5	0.4
Other, including Mondelēz International Inc. (Mondelēz) tax matters	0.1	0.4
Effective tax rate on operations	37.2%	36.1%
1 Reported effective tax rate is calculated as “Provision for income taxes” divided by “Earnings before income taxes” from Schedules 1 and 3.
Altria anticipates that its 2014 full-year reported effective tax rate and effective tax rate on operations will be approximately 35.1%.  The decrease in the projected 2014 full-year effective tax rate on operations is due to the reduction in certain consolidated tax benefits in 2013 resulting from the 2013 debt tender offer as well as increased recognition of tax credits in 2014.

SMOKEABLE PRODUCTS
The smokeable products segment grew its adjusted OCI and delivered strong adjusted OCI margin growth for the fourth quarter and full year of 2013 primarily through higher pricing. PM USA’s investments in the Marlboro brand architecture contributed to Marlboro’s retail share growth versus both prior-year periods.
The smokeable products segment’s net revenues decreased 3.2% for the fourth quarter and 1.6% for the full year of 2013 primarily due to lower reported shipment volume, partially offset by higher pricing. Revenues net of excise taxes decreased 1.8% for the fourth quarter and 0.1% for the full year.
The smokeable products segment’s 2013 fourth-quarter reported OCI increased 4.5% primarily due to higher pricing, lower selling, general and administrative (SG&A) expenses, and lower restructuring charges, partially offset by lower reported shipment volume. For the full year, the smokeable products segment’s reported OCI increased 13.2% primarily due to higher pricing, NPM Adjustment Items and lower SG&A expenses. These factors were partially offset by lower reported shipment volume and higher resolution expense. Adjusted OCI, which is calculated excluding the special items identified in Table 4, grew 3.6% for the fourth quarter and 2.4% for the full year of 2013.
Adjusted OCI margins for the smokeable products segment increased 2.2 percentage points to 42.1% for the fourth quarter of 2013 and increased 1.0 percentage point to 42.2% for the full year of 2013. Revenues and OCI for the smokeable products segment are summarized in Table 4.

Table 4 - Smokeable Products: Revenues and OCI ($ in millions)

	Fourth Quarter			Full Year
	2013	2012	Change	2013	2012	Change
Net revenues	$5,420	$5,600	(3.2)%	$21,868	$22,216	(1.6)%
Excise taxes	(1,635)	(1,745)		(6,651)	(6,984)
Revenues net of excise taxes	$3,785	$3,855	(1.8)%	$15,217	$15,232	(0.1)%

Reported OCI	$1,592	$1,523	4.5%	$7,063	$6,239	13.2%
NPM Adjustment Items [1]	—	—		(664)	—
Asset impairment, exit and implementation costs, net	2	15		4	28
Tobacco and health judgments	—	—		18	4
Adjusted OCI	$1,594	$1,538	3.6%	$6,421	$6,271	2.4%
Adjusted OCI margins [2]	42.1%	39.9%	2.2 pp	42.2%	41.2%	1.0 pp
1 Includes the NPM Adjustment Settlement and the NPM Arbitration Panel Decision.
2 Adjusted OCI margins are calculated as adjusted OCI divided by revenues net of excise taxes.
PM USA’s 2013 fourth-quarter and full-year reported domestic cigarettes shipment volume decreased 5.8% and 4.1%, respectively, primarily due to the industry’s rate of decline, changes in trade inventories and other factors, partially offset by retail share gains. When adjusted for trade inventories and other factors, PM USA estimates that its domestic cigarettes shipment volume was down approximately 4% for both the fourth quarter and the full year, which is consistent with the estimated category decline. PM USA’s cigarette volume performance is summarized in Table 5.
Middleton’s 2013 fourth-quarter reported cigars shipment volume increased 8.5%. For the full year, Middleton’s reported shipment volume decreased 3.2% primarily due to changes in wholesale inventories and retail share losses. Middleton’s volume performance for machine-made large cigars is summarized in Table 5.

Table 5 - Smokeable Products: Shipment Volume (sticks in millions)

	Fourth Quarter			Full Year
	2013	2012	Change	2013	2012	Change
Cigarettes:
Marlboro	27,468	29,129	(5.7)%	111,421	116,377	(4.3)%
Other premium	1,883	2,126	(11.4)%	7,721	8,629	(10.5)%
Discount	2,524	2,578	(2.1)%	10,170	9,868	3.1%
Total cigarettes	31,875	33,833	(5.8)%	129,312	134,874	(4.1)%

Cigars:
Black & Mild	303	279	8.6%	1,177	1,219	(3.4)%
Other	4	4	—%	21	18	16.7%
Total cigars	307	283	8.5%	1,198	1,237	(3.2)%

Total smokeable products	32,182	34,116	(5.7)%	130,510	136,111	(4.1)%
Note: Cigarettes volume includes units sold as well as promotional units, but excludes units sold in Puerto Rico and U.S. Territories, to overseas military and by Philip Morris Duty Free Inc., none of which, individually or in aggregate, is material to the smokeable products segment.
Marlboro gained 0.2 retail share points for the fourth quarter and 0.1 retail share point for the full year of 2013 behind investments in the Marlboro architecture. PM USA expanded Marlboro Edge distribution nationally in the fourth quarter. PM USA’s total retail share increased 0.3 share points for both the fourth quarter and full year of 2013, due to retail share gains by Marlboro, as well as L&M in Discount, partially offset by share losses on other portfolio brands. PM USA’s cigarette retail share performance is summarized in Table 6.
In the machine-made large cigars category, Black & Mild’s retail share for the fourth quarter and full year of 2013 decreased 0.7 and 1.3 share points, respectively. Middleton’s retail share performance is summarized in Table 6.

Table 6 - Smokeable Products: Retail Share (percent)

	Fourth Quarter			Full Year
	2013	2012	Percentage point change	2013	2012	Percentage point change
Cigarettes:
Marlboro	43.7%	43.5%	0.2	43.7%	43.6%	0.1
Other premium	3.0	3.2	(0.2)	3.1	3.2	(0.1)
Discount	4.0	3.7	0.3	3.8	3.5	0.3
Total cigarettes	50.7%	50.4%	0.3	50.6%	50.3%	0.3

Cigars:
Black & Mild	29.0%	29.7%	(0.7)	29.2%	30.5%	(1.3)
Other	0.4	0.3	0.1	0.2	0.3	(0.1)
Total cigars	29.4%	30.0%	(0.6)	29.4%	30.8%	(1.4)
Note: Retail share results for cigarettes are based on data from IRI/MSAi, a tracking service that uses a sample of stores and certain wholesale shipments to project market share and depict share trends. Retail share results for cigars are based on data from IRI InfoScan, a tracking service that uses a sample of stores to project market share and depict share trends. Both services track sales in the Food, Drug and Mass Merchandisers (including Wal-Mart), Convenience, Military, Dollar Store and Club trade classes. For other trade classes selling cigarettes, retail share is based on shipments from wholesalers to retailers (STARS). These services are not designed to capture sales through other channels, including the Internet, direct mail and some illicitly tax-advantaged outlets. Retail share results for cigars are based on data for machine-made large cigars. Middleton defines machine-made large cigars as cigars, made by machine, that weigh greater than three pounds per thousand, except cigars sold at retail in packages of 20 cigars. Because the cigars service represents retail share performance only in key trade channels, it should not be considered a precise measurement of actual retail share. It is IRI’s standard practice to periodically refresh its services, which could restate retail share results that were previously released in these services.

SMOKELESS PRODUCTS
The smokeless products segment increased its adjusted OCI for the fourth quarter of 2013 primarily through higher pricing. For the full year, the smokeless products segment delivered solid adjusted OCI growth primarily driven by higher pricing and higher volume. USSTC grew Copenhagen and Skoal’s combined retail share and expanded adjusted OCI margins in both periods.
The smokeless products segment’s 2013 fourth-quarter net revenues declined 0.7%, primarily driven by higher promotional spending, mix due to growth in popular priced products and lower reported shipment volume, mostly offset by higher pricing. For the full year, the segment’s net revenues increased 5.1% primarily due to higher pricing and volume growth, partially offset by higher promotional investments and mix. The smokeless products segment’s revenues net of excise taxes decreased 1.7% for the fourth quarter and increased 4.4% for the full year of 2013.
The smokeless products segment’s reported OCI for the fourth quarter of 2013 was essentially unchanged primarily due to higher pricing, offset by higher promotional investments and lower volume. For the full year, the segment’s reported OCI increased 9.9% primarily driven by higher pricing, higher volume, lower restructuring charges and effective cost management. These factors were partially offset by higher promotional investments and mix. Adjusted OCI for the smokeless products segment, which is calculated excluding the special items identified in Table 7, increased 1.2% for the fourth quarter and 7.0% for the full year of 2013. Adjusted OCI margins for the smokeless products segment improved 1.7 percentage points to 62.5% for the fourth quarter and 1.5 percentage points to 62.3% for the full year. Revenues and OCI for the smokeless products segment are summarized in Table 7.

Table 7 - Smokeless Products: Revenues and OCI ($ in millions)

	Fourth Quarter			Full Year
	2013	2012	Change	2013	2012	Change
Net revenues	$445	$448	(0.7)%	$1,778	$1,691	5.1%
Excise taxes	(34)	(30)		(130)	(113)
Revenues net of excise taxes	$411	$418	(1.7)%	$1,648	$1,578	4.4%

Reported OCI	$254	$253	0.4%	$1,023	$931	9.9%
Asset impairment, exit and implementation costs, net	3	1		3	28
Adjusted OCI	$257	$254	1.2%	$1,026	$959	7.0%
Adjusted OCI margins [1]	62.5%	60.8%	1.7 pp	62.3%	60.8%	1.5 pp
1 Adjusted OCI margins are calculated as adjusted OCI divided by revenues net of excise taxes.
Calendar differences affected reported domestic smokeless products shipment volume in both the fourth quarter and the full year due to one less shipping day in 2013, representing approximately one full week of volume. USSTC and PM USA’s combined reported domestic smokeless products shipment volume decreased 4.3% in the fourth quarter of 2013. For the full year, reported domestic smokeless shipment volume increased 3.2% due to volume growth for Copenhagen, partially offset by volume declines in Skoal and Other portfolio brands. Copenhagen and Skoal’s combined reported shipment volume decreased 3.5% for the fourth quarter and increased 4.3% for the full year of 2013.
After adjusting for calendar differences, trade inventory changes and other factors, USSTC and PM USA estimate that their combined domestic smokeless products shipment volume grew 5% both for the fourth quarter and the full year, while smokeless products category volume for both periods grew approximately 5.5%. Volume performance for the smokeless products segment is summarized in Table 8.

Table 8 - Smokeless Products: Shipment Volume (cans and packs in millions)

	Fourth Quarter			Full Year
	2013	2012	Change	2013	2012	Change

Copenhagen	109.5	107.6	1.8%	426.1	392.5	8.6%
Skoal	70.0	78.4	(10.7)%	283.8	288.4	(1.6)%
Copenhagen and Skoal	179.5	186.0	(3.5)%	709.9	680.9	4.3%
Other	19.0	21.4	(11.2)%	77.6	82.4	(5.8)%
Total smokeless products	198.5	207.4	(4.3)%	787.5	763.3	3.2%
Note: Other includes certain USSTC and PM USA smokeless products. Volume includes cans and packs sold, as well as promotional units, but excludes international volume, which is not material to the smokeless products segment. New types of smokeless products, as well as new packaging configurations of existing smokeless products, may or may not be equivalent to existing moist smokeless tobacco (MST) products on a can-for-can basis. To calculate volumes of cans and packs shipped, USSTC and PM USA have assumed that one pack of snus, irrespective of the number of pouches in the pack, is equivalent to one can of MST.
Copenhagen and Skoal’s combined retail share increased 0.2 share points to 50.9% for the fourth quarter of 2013 and 0.3 share points to 50.7% for the full year. Copenhagen’s retail share grew 1.5 share points for the fourth quarter and 1.4 share points for the full year, as the brand continued to benefit from products introduced over the past several years. Skoal’s 2013 fourth-quarter and full-year retail share declined 1.3 and 1.1 share points, respectively, primarily due to competitive activity and Copenhagen’s strong performance.
USSTC and PM USA’s combined smokeless products retail share for the fourth quarter and full year of 2013 decreased 0.3 and 0.2 share points, respectively, as retail share losses for Skoal and Other portfolio brands were mostly offset by retail share gains for Copenhagen. Smokeless products retail share performance is summarized in Table 9.

Table 9 - Smokeless Products: Retail Share (percent)

	Fourth Quarter			Full Year
	2013	2012	Percentage point change	2013	2012	Percentage point change

Copenhagen	30.0%	28.5%	1.5	29.3%	27.9%	1.4
Skoal	20.9	22.2	(1.3)	21.4	22.5	(1.1)
Copenhagen and Skoal	50.9	50.7	0.2	50.7	50.4	0.3
Other	4.1	4.6	(0.5)	4.3	4.8	(0.5)
Total smokeless products	55.0%	55.3%	(0.3)	55.0%	55.2%	(0.2)
Note: Retail share results for smokeless products are based on data from IRI InfoScan, a tracking service that uses a sample of stores to project market share and depict share trends. The service tracks sales in the Food, Drug and Mass Merchandisers (including Wal-Mart), Convenience, Military, Dollar Store and Club trade classes on the number of cans and packs sold. Smokeless products is defined by IRI as moist smokeless and spit-free tobacco products. Other includes certain USSTC and PM USA smokeless products. New types of smokeless products, as well as new packaging configuration of existing smokeless products, may or may not be equivalent to existing MST products on a can-for-can basis. USSTC and PM USA have assumed that one pack of snus, irrespective of the number of pouches in the pack, is equivalent to one can of MST. All other products are considered to be equivalent on a can-for-can basis. Because this service represents retail share performance only in key trade channels, it should not be considered a precise measurement of actual retail share. It is IRI’s standard practice to periodically refresh its InfoScan services, which could restate retail share results that were previously released in this service.
WINE
Ste. Michelle delivered strong OCI growth for the fourth quarter and full year of 2013 through higher pricing and its focus on increasing distribution of premium brands.
Ste. Michelle grew net revenues for the fourth quarter of 2013 by 10.0% due to increased shipment volume and higher pricing. For the full year, Ste. Michelle grew net revenues by 8.6% due to higher shipment volume, improved premium mix and higher pricing. Revenues net of excise taxes grew 10.4% for the fourth quarter and 8.7% for the full year.
Ste. Michelle increased OCI for the fourth quarter of 2013 by 9.8% primarily driven by higher shipment volume and higher pricing, partially offset by higher manufacturing costs. For the full year, Ste. Michelle grew OCI by 13.5% due to higher shipment volume, higher pricing and improved premium mix, partially offset by higher manufacturing and SG&A costs. Ste. Michelle’s OCI margins decreased by 0.1 percentage point to 23.6% for the fourth quarter and expanded 0.8 percentage points to 20.1% for the full year. Revenues and OCI for the wine segment are summarized in Table 10.

Table 10 - Wine: Revenues and OCI ($ in millions)

	Fourth Quarter			Full Year
	2013	2012	Change	2013	2012	Change
Net revenues	$198	$180	10.0%	$609	$561	8.6%
Excise taxes	(7)	(7)		(22)	(21)
Revenues net of excise taxes	$191	$173	10.4%	$587	$540	8.7%

Reported and Adjusted OCI	$45	$41	9.8%	$118	$104	13.5%
Reported and Adjusted OCI margins [1]	23.6%	23.7%	(0.1) pp	20.1%	19.3%	0.8 pp
1 Adjusted OCI margins are calculated as adjusted OCI divided by revenues net of excise taxes.
Ste. Michelle’s 2013 wine shipment volume increased 5.8% for the fourth quarter and 5.0% for the full year primarily due to increased distribution of 14 Hands. Ste. Michelle’s reported shipment volume performance for wine is summarized in Table 11.

Table 11 - Wine: Shipment Volume (cases in thousands)

	Fourth Quarter			Full Year
	2013	2012	Change	2013	2012	Change

Chateau Ste. Michelle	889	920	(3.4)%	2,753	2,780	(1.0)%
Columbia Crest	583	523	11.5%	1,785	1,716	4.0%
14 Hands	425	314	35.4%	1,374	1,024	34.2%
Other	667	666	0.2%	2,060	2,069	(0.4)%
Total Wine	2,564	2,423	5.8%	7,972	7,589	5.0%

Altria’s Profile
Altria directly or indirectly owns 100% of each of PM USA, USSTC, Middleton, Nu Mark, Ste. Michelle and PMCC. Altria holds a continuing economic and voting interest in SABMiller.
The brand portfolios of Altria’s tobacco operating companies include Marlboro®, Black & Mild®, Copenhagen®, Skoal® and MarkTen™. Ste. Michelle produces and markets premium wines sold under various labels, including Chateau Ste. Michelle®, Columbia Crest®, 14 Hands® and Stag’s Leap Wine Cellars®, and it imports and markets Antinori®, Champagne Nicolas Feuillatte™ and Villa Maria Estate™ products in the United States. Trademarks and service marks related to Altria referenced in this release are the property of Altria or its subsidiaries or are used with permission. More information about Altria is available at altria.com.

Forward-Looking and Cautionary Statements
This press release contains projections of future results and other forward-looking statements that involve a number of risks and uncertainties and are made pursuant to the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995.

Important factors that may cause actual results and outcomes to differ materially from those contained in the projections and forward-looking statements included in this press release are described in Altria’s publicly filed reports, including its Annual Report on Form 10-K for the year ended December 31, 2012 and its Quarterly Report on Form 10-Q for the period ended September 30, 2013.
These factors include the following: Altria’s tobacco businesses (including PM USA, USSTC, Middleton and Nu Mark) being subject to significant competition; changes in adult tobacco consumer preferences and demand for their products; fluctuations in raw material availability, quality and price; reliance on key facilities and suppliers; reliance on critical information systems, many of which are managed by third-party service providers; fluctuations in levels of customer inventories; the effects of global, national and local economic and market conditions; changes to income tax laws; federal, state and local legislative activity, including actual and potential federal and state excise tax increases; increasing marketing and regulatory restrictions; the effects of price increases related to excise tax increases and concluded tobacco litigation settlements on trade inventories, consumption rates and consumer preferences within price segments; health concerns relating to the use of tobacco products and exposure to environmental tobacco smoke; privately imposed smoking restrictions; and, from time to time, governmental investigations.
Furthermore, the results of Altria’s tobacco businesses are dependent upon their continued ability to promote brand equity successfully; to anticipate and respond to evolving adult consumer preferences; to develop, manufacture, market and distribute products that appeal to adult tobacco consumers (including, where appropriate, through arrangements with third parties); to improve productivity; and to protect or enhance margins through cost savings and price increases.
Altria and its tobacco businesses are also subject to federal, state and local government regulation, including broad-based regulation of PM USA and USSTC by the U.S. Food and Drug Administration (FDA). Altria and its subsidiaries continue to be subject to litigation, including risks associated with adverse jury and judicial determinations, courts reaching conclusions at variance with the companies’ understanding of applicable law, bonding requirements in the limited number of jurisdictions that do not limit the dollar amount of appeal bonds and certain challenges to bond cap statutes.
Altria cautions that the foregoing list of important factors is not complete and does not undertake to update any forward-looking statements that it may make except as required by applicable law. All subsequent written and oral forward-looking statements attributable to Altria or any person acting on its behalf are expressly qualified in their entirety by the cautionary statements referenced above.

Source: Altria Group, Inc.

Altria Client Services	Altria Client Services
Investor Relations	Media Relations
804-484-8222	804-484-8897

Schedule 1
ALTRIA GROUP, INC.
and Subsidiaries
Consolidated Statements of Earnings
For the Quarters Ended December 31,
(dollars in millions, except per share data)
(Unaudited)

	2013	2012	% Change

Net revenues	$6,080	$6,242	(2.6)%
Cost of sales [1]	1,996	2,077
Excise taxes on products [1]	1,676	1,782
Gross profit	2,408	2,383	1.0%
Marketing, administration and research costs	535	542
Asset impairment and exit costs	10	14
Operating companies income	1,863	1,827	2.0%
Amortization of intangibles	5	5
General corporate expenses	62	61
Changes to Mondelēz and PMI tax-related receivables/payables	(3)	(4)
Operating income	1,799	1,765	1.9%
Interest and other debt expense, net	255	258
Loss on early extinguishment of debt	1,084	—
Earnings from equity investment in SABMiller	(253)	(251)
Earnings before income taxes	713	1,758	(59.4)%
Provision for income taxes	225	653
Net earnings	488	1,105	(55.8)%
Net earnings attributable to noncontrolling interests	—	(2)
Net earnings attributable to Altria Group, Inc.	$488	$1,103	(55.8)%

Per share data:
Basic and diluted earnings per share attributable to Altria Group, Inc.	$0.24	$0.55	(56.4)%

Weighted-average diluted shares outstanding	1,992	2,013	(1.0)%

[1]  Cost of sales includes charges for resolution expenses related to state settlement and other tobacco agreements, and FDA user fees. Supplemental information concerning those items and excise taxes on products sold is shown in Schedule 5.

					Schedule 2
ALTRIA GROUP, INC.
and Subsidiaries
Selected Financial Data by Segment
For the Quarters Ended December 31,
(dollars in millions)
(Unaudited)

	Net Revenues [1]
	Smokeable Products	Smokeless Products	Wine	All Other	Total
2013	$5,420	$445	$198	$17	$6,080
2012	5,600	448	180	14	6,242
% Change	(3.2)%	(0.7)%	10.0%	21.4%	(2.6)%

Reconciliation:
For the quarter ended December 31, 2012	$5,600	$448	$180	$14	$6,242
Operations	(180)	(3)	18	3	(162)
For the quarter ended December 31, 2013	$5,420	$445	$198	$17	$6,080

	Operating Companies Income [1]
	Smokeable Products	Smokeless Products	Wine	All Other	Total
2013	$1,592	$254	$45	$(28)	$1,863
2012	1,523	253	41	10	1,827
% Change	4.5%	0.4%	9.8%	(100)% +	2.0%

Reconciliation:
For the quarter ended December 31, 2012	$1,523	$253	$41	$10	$1,827
Asset impairment and exit costs - 2012	14	—	—	—	14
Implementation costs - 2012	1	1	—	—	2
	15	1	—	—	16

Asset impairment and exit costs - 2013	(2)	(3)	—	(5)	(10)
Operations	56	3	4	(33)	30
For the quarter ended December 31, 2013	$1,592	$254	$45	$(28)	$1,863

[1] Prior-period segment data have been recast to conform with the current-period segment presentation.

Schedule 3
ALTRIA GROUP, INC.
and Subsidiaries
Consolidated Statements of Earnings
For the Years Ended December 31,
(dollars in millions, except per share data)
(Unaudited)

	2013	2012	% Change

Net revenues	$24,466	$24,618	(0.6)%
Cost of sales [1]	7,206	7,937
Excise taxes on products [1]	6,803	7,118
Gross profit	10,457	9,563	9.3%
Marketing, administration and research costs	2,085	2,053
Asset impairment and exit costs	11	60
Operating companies income	8,361	7,450	12.2%
Amortization of intangibles	20	20
General corporate expenses	235	228
Changes to Mondelēz and PMI tax-related receivables/payables	22	(52)
Corporate asset impairment and exit costs	—	1
Operating income	8,084	7,253	11.5%
Interest and other debt expense, net	1,049	1,126
Loss on early extinguishment of debt	1,084	874
Earnings from equity investment in SABMiller	(991)	(1,224)
Earnings before income taxes	6,942	6,477	7.2%
Provision for income taxes	2,407	2,294
Net earnings	4,535	4,183	8.4%
Net earnings attributable to noncontrolling interests	—	(3)
Net earnings attributable to Altria Group, Inc.	$4,535	$4,180	8.5%

Per share data:
Basic and diluted earnings per share attributable to Altria Group, Inc.	$2.26	$2.06	9.7%

Weighted-average diluted shares outstanding	1,999	2,024	(1.2)%

[1]  Cost of sales includes charges for resolution expenses related to state settlement and other tobacco agreements, and FDA user fees. Supplemental information concerning those items and excise taxes on products sold is shown in Schedule 5.

					Schedule 4
ALTRIA GROUP, INC.
and Subsidiaries
Selected Financial Data by Segment
For the Years Ended December 31,
(dollars in millions)
(Unaudited)

	Net Revenues [1]
	Smokeable Products	Smokeless Products	Wine	All Other	Total
2013	$21,868	$1,778	$609	$211	$24,466
2012	22,216	1,691	561	150	24,618
% Change	(1.6)%	5.1%	8.6%	40.7%	(0.6)%

Reconciliation:
For the year ended December 31, 2012	$22,216	$1,691	$561	$150	$24,618
PMCC leveraged lease charge - 2012	—	—	—	7	7
Operations	(348)	87	48	54	(159)
For the year ended December 31, 2013	$21,868	$1,778	$609	$211	$24,466

	Operating Companies Income [1]
	Smokeable Products	Smokeless Products	Wine	All Other	Total
2013	$7,063	$1,023	$118	$157	$8,361
2012	6,239	931	104	176	7,450
% Change	13.2%	9.9%	13.5%	(10.8)%	12.2%

Reconciliation:
For the year ended December 31, 2012	$6,239	$931	$104	$176	$7,450
Asset impairment and exit costs - 2012	38	22	—	—	60
Implementation (gain) costs - 2012	(10)	6	—	—	(4)
PMCC leveraged lease charge - 2012	—	—	—	7	7
Tobacco and health judgments - 2012	4	—	—	—	4
	32	28	—	7	67

NPM Adjustment Items - 2013	664	—	—	—	664
Asset impairment and exit costs - 2013	(3)	(3)	—	(5)	(11)
Implementation costs - 2013	(1)	—	—	—	(1)
Tobacco and health judgments - 2013	(18)	—	—	—	(18)
	642	(3)	—	(5)	634
Operations	150	67	14	(21)	210
For the year ended December 31, 2013	$7,063	$1,023	$118	$157	$8,361

[1] Prior-period segment data have been recast to conform with the current-period segment presentation.

			Schedule 5
ALTRIA GROUP, INC.
and Subsidiaries
Supplemental Financial Data by Segment
(dollars in millions)
(Unaudited)

	For the Quarters Ended December 31,		For the Years Ended December 31,
	2013	2012	2013	2012
The segment detail of excise taxes on products sold is as follows:

Smokeable products	$1,635	$1,745	$6,651	$6,984
Smokeless products	34	30	130	113
Wine	7	7	22	21
	$1,676	$1,782	$6,803	$7,118

The segment detail of charges for resolution expenses related to state settlement and other tobacco agreements included in cost of sales is as follows:

Smokeable products [1]	$1,181	$1,231	$4,150	$4,888
Smokeless products	4	4	13	12
	$1,185	$1,235	$4,163	$4,900

The segment detail of FDA user fees included in cost of sales is as follows:

Smokeable products	$62	$59	$238	$224
Smokeless products	1	—	3	2
	$63	$59	$241	$226

[1] Amount includes a pre-tax credit of $664 million for the year ended December 31, 2013 related to the NPM Adjustment Items.

		Schedule 6
ALTRIA GROUP, INC.
and Subsidiaries
Net Earnings and Diluted Earnings Per Share - Attributable to Altria Group, Inc.
For the Quarters Ended December 31,
(dollars in millions, except per share data)
(Unaudited)

	Net Earnings	Diluted EPS
2013 Net Earnings	$488	$0.24
2012 Net Earnings	$1,103	$0.55
% Change	(55.8)%	(56.4)%

Reconciliation:
2012 Net Earnings	$1,103	$0.55

2012 Asset impairment, exit and implementation costs	10	—
2012 Tobacco and health judgments	1	—
2012 SABMiller special items	11	—
2012 Tax items	(15)	—
Subtotal 2012 special items	7	—

2013 Asset impairment and exit costs	(6)	(0.01)
2013 SABMiller special items	(4)	—
2013 Loss on early extinguishment of debt	(678)	(0.34)
2013 Tax items	39	0.02
Subtotal 2013 special items	(649)	(0.33)

Fewer shares outstanding	—	0.01
Change in tax rate	11	—
Operations	16	0.01
2013 Net Earnings	$488	$0.24

2013 Net Earnings Adjusted For Special Items	$1,137	$0.57
2012 Net Earnings Adjusted For Special Items	$1,110	$0.55
% Change	2.4%	3.6%

		Schedule 7
ALTRIA GROUP, INC.
and Subsidiaries
Net Earnings and Diluted Earnings Per Share - Attributable to Altria Group, Inc.
For the Years Ended December 31,
(dollars in millions, except per share data)
(Unaudited)

	Net Earnings	Diluted EPS
2013 Net Earnings	$4,535	$2.26
2012 Net Earnings	$4,180	$2.06
% Change	8.5%	9.7%

Reconciliation:
2012 Net Earnings	$4,180	$2.06

2012 Asset impairment, exit and implementation costs	35	0.01
2012 Tobacco and health judgments	4	—
2012 SABMiller special items	(161)	(0.08)
2012 Loss on early extinguishment of debt	559	0.28
2012 PMCC leveraged lease benefit	(68)	(0.03)
2012 Tax items [1]	(66)	(0.03)
Subtotal 2012 special items	303	0.15

2013 NPM Adjustment Items	427	0.21
2013 Asset impairment, exit and implementation costs	(7)	—
2013 Tobacco and health judgments	(14)	(0.01)
2013 SABMiller special items	(20)	(0.01)
2013 Loss on early extinguishment of debt	(678)	(0.34)
2013 Tax items	64	0.03
Subtotal 2013 special items	(228)	(0.12)

Fewer shares outstanding	—	0.03
Change in tax rate	69	0.03
Operations	211	0.11
2013 Net Earnings	$4,535	$2.26

2013 Net Earnings Adjusted For Special Items	$4,763	$2.38
2012 Net Earnings Adjusted For Special Items	$4,483	$2.21
% Change	6.2%	7.7%

[1] Excludes the tax impact included in the PMCC leveraged lease benefit.

		Schedule 8
ALTRIA GROUP, INC.
and Subsidiaries
Condensed Consolidated Balance Sheets
(dollars in millions)
(Unaudited)

	December 31, 2013	December 31, 2012
Assets
Cash and cash equivalents	$3,175	$2,900
Inventories	1,879	1,746
Deferred income taxes	1,100	1,216
Other current assets	436	453
Property, plant and equipment, net	2,028	2,102
Goodwill and other intangible assets, net	17,232	17,252
Investment in SABMiller	6,455	6,637
Finance assets, net	1,997	2,581
Other long-term assets	557	442
Total assets	$34,859	$35,329

Liabilities and Stockholders’ Equity
Current portion of long-term debt	$525	$1,459
Accrued settlement charges	3,391	3,616
Other current liabilities	3,142	3,184
Long-term debt	13,992	12,419
Deferred income taxes	6,854	6,652
Accrued postretirement health care costs	2,155	2,504
Accrued pension costs	212	1,735
Other long-term liabilities	435	556
Total liabilities	30,706	32,125
Redeemable noncontrolling interest	35	34
Total stockholders’ equity	4,118	3,170
Total liabilities and stockholders’ equity	$34,859	$35,329

Total debt	$14,517	$13,878